                                                                   EXHIBIT 10.1*

                             CONFIDENTIAL TREATMENT

                         LICENSE AND ROYALTY AGREEMENT

     This LICENSE AND ROYALTY AGREEMENT is entered into as of June 22, 2001, (the "Effective Date") by and between PFIZER INC and its Affiliates ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and Embrex, Inc. and its Affiliates ("Embrex"), a North Carolina corporation, having an office at Research Triangle Park, NC 27709-3989.

     WHEREAS, Pfizer has developed coccidiosis vaccines and has filed patents for such vaccines, for the production and use in animals; and

     WHEREAS, Embrex desires to obtain certain vaccine technology and materials and a worldwide exclusive license under Pfizer's right, title and interest in the Patent Rights and certain related technology so that Embrex can manufacture, use, sell, offer for sale and import the Products; and

     WHEREAS, Pfizer is willing to grant such license.

     THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1.   Definitions.

     The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in this Section 1.





______________________
* Selected portions have been deleted as confidential pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended ("Rule 24b-2"). Complete copies of the entire exhibit have been filed separately with the Securities and Exchange Commission (the "Commission") and marked "CONFIDENTIAL TREATMENT".

     1.1  "Affiliate" means any corporation or other legal entity owning,
          -----------
          directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Embrex; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Embrex; or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Embrex.

     1.2  *

     1.3  "Effective Date" is the date first written above.
          ----------------

     1.4  *

     1.5  "Net Sales" means the gross amount invoiced by Embrex, its Affiliates,
          -----------
          or any sublicensee of Embrex for sales to a third party or parties of Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Embrex's or any sublicensee of Embrex's invoices and transportation, insurance and postage charges, if prepaid by Embrex or any sublicensee of Embrex and billed on Embrex's or any sublicensee of Embrex's invoices as a separate item.

     1.6  "Patent Rights" means the patents and patent applications listed in
          ---------------
          Exhibit A of this Agreement, and patents issuing on them, including any substitute, divisional, continuation, continuation-in-part, renewal, extension, reexamination, reissue or foreign counterpart of such patents and patent applications.





__________________________
* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

     1.7  "Product" means any product the manufacture, use, sale, offer for sale
          ---------
          or import of which would infringe any Valid Claim within the Patent Rights in the absence of a license.

     1.8  "Research Agreement" means the collaborative research and development
          --------------------
          agreement between the parties executed on October 29, 1999.

     1.9  "Vaccine Technology" shall mean all technology, technical information,
           -------------------
          know how and expertise with respect to in ovo-delivered live vaccines for, the control and/or prevention of coccidiosis in poultry that Pfizer delivers or has previously delivered under the Research Agreement to Embrex in order to enable Embrex to practice the Patent Rights or enhance such practice including all technology listed in Appendix B of this agreement.

     1.10 "Vaccine Materials" shall mean the materials listed in Exhibit B of
          -------------------
          this Agreement.

     1.11 "Valid Claim" means a claim within Patent Rights so long as such
          -------------
          claim shall not have been disclaimed by Pfizer and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

2.   Grant of Licenses, Term and Obligations.

     2.1  Licenses Granted to Embrex under the Patent Rights.

          Pfizer hereby grants to Embrex an exclusive, world-wide license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import Products under all Pfizer's right, title and interest in the Patent Rights.

     2.2  Terms of Licenses. The term of the grant to Embrex set forth in
          Section 2.1 shall commence on the Effective Date and shall terminate on the date of the last to expire of the Patent Rights.

     2.3  Embrex Obligations.

          2.3.1 Embrex shall use reasonably diligent efforts to exploit Products commercially employing similar effort to that applied by it to other products similarly situated including (a) conducting clinical trials necessary to support applications for regulatory approvals of the Products, (b) seeking and maintaining regulatory approvals of the Products as may be required to permit the sale of Products worldwide and (c) commencing sale of Products in a timely manner upon regulatory approval.

          2.3.2 If Embrex grants a sublicense pursuant to this Section 2, Embrex shall guarantee that any sublicensee fulfills all of Embrex's obligations under this Agreement; provided, however, that Embrex shall not be relieved of its obligations pursuant to this Agreement.

     2.4  Technical Assistance, Vaccine Technology and Vaccine Materials.

          2.4.1 For a period of three months after the Effective Date, Pfizer shall provide to Embrex or any sublicensee of Embrex, at Embrex' request and expense any agreed technical assistance, including Vaccine Technology, reasonably necessary to enable Embrex or such sublicensee to manufacture, use, sell, offer for sale or import each Product and to enjoy fully all the rights granted to Embrex pursuant to this Agreement; provided, however, that Pfizer is reasonably capable of providing that assistance. Embrex shall reimburse Pfizer's direct and indirect costs of providing such assistance.

          2.4.2 Within thirty (30) days of the Effective Date, Pfizer shall provide Embrex with the Vaccine Materials. Pfizer will not under any circumstances furnish the Vaccine Technology and Vaccine Materials to any other third party for use in the area of coccidiosis vaccines ("Area"), provided, however, that Pfizer may use the Vaccine Technology and Vaccine Materials outside of the Area for any purpose it sees fit and shall have the right to transfer said Vaccine Technology and Materials to third parties for use solely outside the Area.

3.  Milestone Payments, Royalties, Accounting and Records.

    3.1   Royalty.

          3.1.1 Embrex shall pay Pfizer a royalty which shall be a percentage of * for each Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of the invoice of Embrex or any sublicensee of Embrex with respect to such sale) of such Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Product.




     3.2  Royalty Rates.

          (a) Except as provided in Section 3.2(b), the Royalty Rate paid by Embrex to Pfizer and/or credited to milestone payments on each Product for each year during the term of this Agreement shall be :

                 (i) * percent (* %) of the * for said Product if the * is less than or equal to * percent (* %) of * and,
                 (ii) * percent (* %) of the * of each said Product if the * is greater than * percent (* %) of *.

          (b) If the manufacture and sale of a Product takes place in countries where there are no Patent Rights, the Royalty Rate paid by Embrex to Pfizer for each Product in each such country, for * (*) years beginning with the first commercial sale of such Product in such country, shall be:

                 (i) * percent (* %) of * for each said Product and each said year if * is less than or equal to * percent (*%) of * and,
                 (iii)* percent (* %) of * for each said Product and each said year and if * is greater than * percent (* %) of *.




_____________________
* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

     3.3  Payment Dates.

          Royalties shall be paid by Embrex on * within sixty (60) days after the end of each calendar quarter in which such sales are made. Such payments shall be accompanied by a statement showing * of each Product by Embrex or any sublicensee of Embrex in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due, including any offsets.

     3.4  Accounting.

          * used for computing the royalties payable to Pfizer by Embrex shall be converted into US dollars on a monthly basis. For the purpose of determining the amount of royalty due, foreign currency amounts will be computed by (a) converting into US dollars at the prevailing exchange rate for purchasing US dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of each calendar month for which the relevant royalty payment is to be calculated and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of, U.S. dollars. Monthly royalty amounts payable to Pfizer will be accumulated and paid quarterly in US dollars by wire transfer in immediately available funds to a U.S. account designated by Pfizer, or by other mutually acceptable means.

     3.5  Records.

          Embrex shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Embrex of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Pfizer shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Embrex to inspect the relevant records of Embrex solely to verify such report or statement. Embrex shall make its records available for inspection by such independent




____________________
* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

          certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Pfizer, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Pfizer agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Pfizer to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Embrex shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The findings of each inspection, if any, shall be binding on both parties.

     3.6 Milestone Payments. Embrex shall pay Pfizer, within sixty (60) days of the completion of each event set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in US dollars by wire transfer in immediately available funds to a U.S. bank account designated by Pfizer, or other mutually acceptable means. Embrex shall be obligated to make each payment only once.

          Event                   Amount
(a)    *                       *
(b)    *                       *
(c)    *                       *
(d)    *                       *
(e)    *                       *
(f)    *                       *





________________________
* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

* percent (* %) of Milestone (e) and (f) shall be credited against royalties payable to Pfizer by Embrex under this Section 3.

4.  Legal Action.

    4.1   Actual or Threatened Disclosure or Infringement.

          When information comes to the attention of Embrex to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, Embrex shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Embrex shall notify Pfizer promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Embrex determines that it is necessary or desirable for Pfizer to join any such suit, action or proceeding, Pfizer shall, at Embrex's expense, execute all papers and perform such other acts as may be reasonably required to permit Embrex to commence and prosecute such action, suit or proceeding in which case Embrex shall hold Pfizer free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees. If Embrex brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and twenty-five percent (25%) of any funds that shall remain from said recovery shall be paid to Pfizer and the balance of such funds shall be retained by Embrex. If Embrex does not, within one hundred twenty (120) days after giving notice to Pfizer of the above-described information, notify Pfizer of Embrex's intent to bring suit against any infringer, Pfizer shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Embrex as party plaintiff, if appropriate, in which event Pfizer shall hold Embrex free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Pfizer. However, twenty-five percent (25%) of any such sums received by Pfizer, after deduction of all costs and expenses related to




____________________
* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

          such suit or settlement, including attorney's fees paid, shall be paid to Embrex. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If Embrex lacks standing and Pfizer has standing to bring any such suit, action or proceeding, then Pfizer shall do so at the request of Embrex and at Embrex's expense.

     4.2  Defense of Infringement Claims.

          Pfizer will cooperate with Embrex at Embrex's expense in the defense of any suit, action or proceeding against Embrex or any sublicensee of Embrex alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Product. Embrex shall give Pfizer prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Pfizer a copy of each communication relating to the alleged infringement. Pfizer shall give to Embrex all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Pfizer, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at Embrex's expense, including by providing information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Embrex shall obtain Pfizer's prior consent to such part of any settlement which contemplates payment or other action by Pfizer or has a material adverse effect on Pfizer's business. If the parties agree that Pfizer should be joined in any suit, action or proceeding pursuant to this Section, Embrex may, at Embrex's expense, join Pfizer as a defendant, and Pfizer shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the defense of such suit, action or proceeding and prosecution of any counterclaim or cross claim.

     4.3  Third Party Licenses.

          If the manufacture, use or sale by Embrex of a Product in any country would, in the opinion of both Embrex and Pfizer, infringe a patent owned by a third party, Embrex and Pfizer, upon mutual consent, shall attempt to obtain a license under such patent at Embrex's expense. If such license is obtained under such patent, * percent (* %) of any payments made by Embrex to such third party shall be deductible from royalty payments due from Embrex to Pfizer pursuant to this Agreement; provided, however, that in no event shall royalties payable to Pfizer be lower than * percent (* %) of * of such Product as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.

5. Representation and Warranty. Pfizer makes no representation or warranty that the Patent Rights are valid or that the exercise of the rights granted hereunder will not infringe the patent rights or other rights of a third party.

6. Publicity. Except as required by law, and except for a mutually approved press release to be issued upon the signing of this Agreement, neither party may disclose the terms of this Agreement without the written consent of the other party.

7.   Filing, Prosecution and Maintenance of Patent Rights.

     7.1 Embrex shall have the exclusive right and obligation to file, prosecute and maintain Patent Rights and shall have the right to abandon patents pursuant to Section 7.2 below.

     7.2  Abandonment.

          Embrex shall notify Pfizer in a timely manner of any decision not to pursue an action or to abandon a pending patent application or an issued patent included in Patent Rights. Embrex's notice of abandonment of a pending patent application or an issued patent in said countries will terminate all Embrex's rights in and

______________________

* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

           obligations under said patent or patent application, and said rights shall revert to Pfizer.

8.   Other Agreements.

     This Agreement is the sole agreement with respect to the subject matter and supersedes all other agreements and understandings between the parties with respect to same; provided, however, that the confidentiality and publication provisions in the Research Agreement, to the extent they would otherwise survive and govern under said Agreement, shall continue to survive and govern.

9.   Termination and Disengagement.

     9.1 Events of Termination. The following events shall constitute events of termination ("Events of Termination"):

           (a) If any written representation or warranty by Pfizer or Embrex, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

           (b) Pfizer or Embrex shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

     9.2 Termination. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

     9.3 Termination of this Agreement for any reason shall be without prejudice to:

           (a) the rights and obligations of the parties provided in Section 10;

           (b) Pfizer's right to receive all royalty, milestone or other payments accrued hereunder; or

           (c) any other remedies which either party may otherwise have.

10. Indemnification. Embrex will indemnify, defend and hold Pfizer harmless for any and all damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against Pfizer based on any action or omission of Embrex's agents, employees, or officers related to its obligations under this Agreement.

11.  Notices and Reports.

     All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

     If to Pfizer:        Pfizer Global Research and Development
                          Eastern Point Road
                          Groton, CT 06340
                          Attention: Executive Vice President, PGRD
                          Cc: Assistant General Counsel

     If to Embrex:        Embrex, Inc.
                          PO Box 13989
                          Research Triangle Park, NC 27709-3989
                          Attention: Mr. Brian Hrudka,
                          VP Global Commercial Development


Notices shall be deemed given as of the date received at the above specified address.

12.  Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.  Miscellaneous.

     13.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

     13.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

     13.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. Signatures may be transmitted via facsimile, thereby constituting the valid signature and delivery of this Agreement.

     13.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

     13.5 No Third Party Beneficiaries. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties as partners with each other or any third party.

     13.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

     13.7 Force Majeure. Neither Embrex nor Pfizer shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Embrex or Pfizer.

     13.8 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remains enforceable and obtainable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC                       Embrex, Inc.


By:   /s/ George M. Milne        By:   /s/ Randall L. Marcuson
    ------------------------         ----------------------------

Name: George M. Milne            Name: Randall L. Marcuson
Title: Sr. Vice President        Title: President & CEO

EXHIBIT A
---------

1.) US Application No. 08/973,133. WO 9640234 A (in ovo vaccination with sporozoites and/or merozoites): Filed in June `95. (Pfizer designation PC9170).

2.) US application no. 08/973,151. WO 9640233 A (in ovo vaccination with oocysts and/or sporocysts): Filed in June'95 (Pfizer designation PC9215),

3.) International application number: PCT/USOO/04733 (method for purification, recovery, and sporulation of cysts and oocysts). International filing date 25FEB00 (Pfizer designation PC10433).

The attached table represents the countries in which those patents are filed

*


_________________________________

* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".

Exhibit B: Vaccine Technology and Materials

*

__________________________________________

* Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked "CONFIDENTIAL TREATMENT".